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                                                                   EXHIBIT 11.1


                               SEQUA CORPORATION
     CALCULATION OF PRIMARY AND FULLY DILUTED EARNINGS (LOSSES) PER SHARE
               (Amounts in thousands, except earnings per share)

                                                           (Unaudited)
                                                       For the Three Months
                                                          Ended March 31  ,
                                                        ------------------
                                                         1997       1996
                                                         ----       ----

  PRIMARY

     Earnings (loss)
       Net income (loss)                              $  1,525    $ (3,753)
       Preferred stock dividend requirements              (763)       (791)
                                                      --------    --------
       Net income (loss) applicable to common
         shareholders                                 $    762    $ (4,544)
                                                      ========    ========

     Shares
       Common and common equivalent shares               9,959       9,867
                                                      ========    ========

     Primary earnings (loss) per common share         $    .08    $   (.46)
                                                      ========    ========

  SHARES
  ------

     Weighted average common shares outstanding          9,917       9,867
     Common shares issuable in respect to common
       stock equivalents, with a dilutive effect            42        -
                                                      --------    --------
     Common and common equivalent shares                 9,959       9,867
                                                      ========    ========

* FULLY DILUTED
  -------------

     Earnings (loss)
       Net income (loss)                              $  1,525    $ (3,753)
                                                      ========    ========

     Shares
       Common and common equivalent shares              10,780      10,705
                                                      ========    ========

     Fully diluted earnings (loss)
       per common share                               $    .14    $   (.35)
                                                      ========    ========

  SHARES

  ------

     Weighted average common shares outstanding          9,917       9,867
     Preferred stock assumed to be converted               807         838
     Common shares issuable in respect to common
       stock equivalents, with a dilutive effect            56        -
                                                      --------    --------
     Common and common equivalent shares                10,780      10,705
                                                      ========    ========


(*)The 1997 and 1996 fully diluted loss per share calculations are anti-dilutive; therefore, fully diluted losses per share have not been presented in the Consolidated Statement of Income.
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